UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CARPARTS.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	68-0623433
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2050 W. 190th Street, Suite 400
Torrance, CA	90504
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Series B Junior Participating Preferred Stock Purchase Right	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

CarParts.com, Inc. (the “Company”) amends its Registration Statement on Form 8-A, dated April 5, 2024 as amended by Amendment No. 1 dated April 24, 2024 (the “Form 8-A”), as follows. Capitalized terms used in this filing that are not defined have the meaning given to them in the Form 8-A.

Item 1.	Description of the Registrant’s Securities to Be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On May 11, 2026, the Company entered into an Amendment No. 2 (the “Amendment”) to that certain Tax Benefits Preservation Plan, dated as of April 5, 2024, by and between the Company and Computershare Trust Company, N.A., as rights agent (as so amended, the “Plan”). Pursuant to the Amendment, the Final Expiration Date (as defined in the Plan) was accelerated from April 5, 2027 to May 12, 2026. As a result of the Amendment, effective as of the close of business on May 12, 2026, the Rights (as defined in the Plan) have expired and ceased to be outstanding.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 and is incorporated by reference.

Item 2.	Exhibits.

The following list of exhibits includes both exhibits submitted with this report and those incorporated by reference to other filings:

Exhibit Number	Exhibit Description
4.1
Amendment No. 2 dated May 11, 2026 to Tax Benefits Preservation Plan, dated as of April 4, 2024, between CarParts.com, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2026)

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SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement be signed on its behalf by the undersigned, thereunto duly authorized.

CarParts.com, Inc.

Date: May 12, 2026	By:	/s/ Mark DiSiena
Name: Mark DiSiena
Title: Interim Financial Officer

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